FREIT Announces First Quarter Fiscal 2019 Results

HACKENSACK, NJ, March 11, 2019 – First Real Estate Investment Trust of New Jersey (“FREIT” or the “Company”) reported its operating results for the fiscal quarter ended January 31, 2019. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended
	January 31,
($ in thousands, except per share amounts)	2019	2018

AFFO Per Share - Basic & Diluted	$0.42	$0.24
Dividends Per Share (a)	$0.15	$0.00

Total Average Residential Occupancy	95.2%	93.1%
Average Residential Occupancy Excluding Rotunda ICON (b)	95.2%	95.7%
Average Occupancy at the Rotunda ICON	95.3%	86.1%

Total Average Commercial Occupancy	77.5%	75.6%
Average Commercial Occupancy Excluding Rotunda Retail (c)	77.3%	76.4%
Average Occupancy at the Rotunda Retail	79.3%	69.4%

(a) In Fiscal 2019, the Board of Trustees declared a first quarter dividend of $0.05 per share. Additionally, the Board declared a one-time special dividend in connection with and in anticipation of the closing of the sale of the Patchogue property of $0.10 per share.
(b) Occupancy metrics exclude the 379 leasable units at the Rotunda Icon which reached a stabilized occupancy rate by the end of the third quarter of Fiscal 2018.
(c) Occupancy metrics exclude the 156,000 square feet of Rotunda retail leasable space as the Rotunda was substantially completed in the third quarter of Fiscal 2016 and is in the lease-up phase.

Results for the Quarter

Real estate revenue increased 5.2% to $14.9 million for the fiscal quarter ended January 31, 2019 as compared to $14.2 million for the prior year’s comparable period. The increase in revenue was primarily attributable to an increase in the average occupancy rate at the Rotunda property resulting from the lease-up of the new residential units and retail space at the property.

Net income (loss) attributable to common equity (“net income (loss)”) was income of $0.5 million or $0.07 per share basic and diluted for the fiscal quarter ended January 31, 2019 as compared to a loss of $0.4 million or ($0.05) per share basic and diluted for the prior year’s comparable period. The current quarter’s increase in net income was due to the prior period’s quarter being burdened by a $1.2 million loan prepayment cost (with a consolidated impact to FREIT of $0.8 million) related to the Pierre Towers, LLC loan refinancing. (Refer to “Table of Revenue & Net Income Components”)

Table of Revenue & Net Income Components

	For the Fiscal Quarter Ended January 31,
	2019	2018	Change
	(In Thousands of Dollars, Except Per Share Amounts)
Revenue:
Commercial properties	$6,699	$6,421	$278
Residential properties	8,229	7,773	456
Total real estate revenues	14,928	14,194	734

Operating expenses:
Real estate operations	6,326	6,753	(427)
General and administrative	608	553	55
Depreciation	2,824	2,711	113
Total operating expenses	9,758	10,017	(259)

Operating income	5,170	4,177	993

Financing costs (a)	(4,652)	(5,152)	500

Investment income	71	55	16

Unrealized loss on interest rate cap contract	(154)	—	(154)

Net income (loss)	435	(920)	1,355

Net loss attributable to noncontrolling interests in subsidiaries	24	563	(539)
Net income (loss) attributable to common equity	$459	$(357)	$816

Earnings (loss) per share - basic and diluted	$0.07	$(0.05)	$0.12

Weighted average shares outstanding:
Basic and Diluted	6,915	6,862

(a) Included in the fiscal quarter ended January 31, 2018 is a $1.2 million loan prepayment cost related to the Pierre Towers, LLC loan refinancing on January 8, 2018

Disposition Activity

On February 8, 2019, FREIT sold a commercial building, formerly occupied as a Pathmark supermarket in Patchogue, New York, for a sales price of $7.5 million. The sale of this property, which had a carrying value of approximately $6.2 million, resulted in a capital gain of approximately $0.8 million (on a GAAP basis) net of sales fees and commissions. Net cash proceeds of approximately $2 million were realized after paying off the related mortgage on this property of approximately $5.2 million. The sale of this property eliminates an operating loss of approximately $0.8 million ($0.12 per share) incurred, annually, since Pathmark vacated in December 2015.

Dividend

The Board of Trustees (“Board”) declared a first quarter dividend of $0.05 per share. Additionally, the Board declared a one-time special dividend in connection with and in anticipation of the closing of the sale of the Patchogue property of $0.10 per share. The total dividend of $0.15 per share will be paid on March 15, 2019 to shareholders of record on March 1, 2019.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include sources or distributions from equity/debt sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income involve straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Quarter Ended January 31,
	2019	2018
	(In Thousands, Except Per Share)
Funds From Operations ("FFO") (a)
Net income (loss)	$435	$(920)
Depreciation of consolidated properties	2,824	2,711
Amortization of deferred leasing costs	127	145
Distributions to minority interests	(294)	(60	)(b)
FFO	$3,092	$1,876

Per Share - Basic and Diluted	$0.45	$0.27

(a) As prescribed by NAREIT.
(b) FFO excludes the distribution of proceeds to minority interest in the amount of approximately $6 million related to the refinancing of the loan for Pierre Towers, LLC, owned by S And A Commercial Associates Limited Partnership which is a consolidated subsidiary.

Adjusted Funds From Operations ("AFFO")
FFO	$3,092	$1,876
Deferred rents (Straight lining)	(67)	(98)
Capital Improvements - Apartments	(124)	(111)
AFFO	$2,901	$1,667

Per Share - Basic and Diluted	$0.42	$0.24

Weighted Average Shares Outstanding:
Basic and Diluted	6,915	6,862

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report which relate to future earnings or performance are forward-looking. Actual results may differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. It has approximately $389 million (historical cost basis) of assets. Its portfolio of residential and commercial properties are located in New Jersey, New York and Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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